As filed with the Securities and Exchange Commission on July 18, 2012
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

EFUTURE INFORMATION TECHNOLOGY INC.
(Exact name of registrant as specified in its charter)

Cayman Islands	7371	Not Applicable
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification Number)

8F Topnew Tower
15 Guanghua Road
Chaoyang District
Beijing 100026, People's Republic of China
86-10-51650988
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

eFuture Information Technology Inc. 2011 Share Incentive Plan
(Full Title of the Plan)

Computershare	Copies to:
350 Indiana St.	Jeffrey Rinde, Esq.
Suite 750 Golden	Blank Rome LLP
CO. 80401	The Chrysler Building
001 303 262 0630	405 Lexington Ave.
New York, NY 10174-0208

(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b2 of the Exchange Act.

Large accelerated filer [ ]	Accelerated filer [ ]
Non-accelerated filer (Do not check if a smaller reporting company) [X]	Smaller reporting company [ ]

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price	Amount of registration fee
Ordinary shares, par value $0.0756 per share, issuable under 2011 Share Incentive Plan	393,745	$4.75	$ 1,870,289	$214
Total	393,745	--	$1,870,289	$214
______________________
(1)

Represents shares of common stock that may be issued pursuant to the eFuture Information Technology Inc. 2011 Share Incentive Plan. Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this Registration Statement includes an indeterminate number of additional shares which may be offered and issued to prevent dilution from stock splits, stock dividends or similar transactions as provided in the above-referenced plans.

(2)

Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h)(1) and (c) under the Securities Act. The proposed maximum aggregate offering price is based upon the average of the high and low sale prices of eFuture Information Technology Inc. common stock as reported by the Nasdaq Stock Market LLC on May 30, 2012.

EXPLANATORY NOTE

eFuture Information Technology Inc. (“eFuture”) has prepared this registration statement in accordance with the requirements of Form S-8 under the Securities Act of 1933, as amended (the “Securities Act”), to register issuance of certain shares pursuant to the eFuture Information Technology Inc. 2011 Share Incentive Plan. This registration statement contains information required in the registration statement under Part II of Form S-8.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Information required by Part I of Form S-8 to be contained in the Section 10(a) prospectus is omitted from this registration statement in accordance with Rule 428 under the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.      Incorporation of Documents by Reference.

The following documents, which have been filed by eFuture Information Technology Inc. (the “Registrant”) with the Securities and Exchange Commission (the “Commission”), are incorporated in this Registration Statement by reference:

a.	The Registrant’s Annual Report on Form 20-F for the fiscal year ended December 31, 2011, filed with the SEC on April 30, 2012 (File No. 001-33113) and the exhibits therein.

b.

The description of the Registrant’s Ordinary Shares contained in the Registration Statements on Form 8-A, filed with the Commission on October 26, 2006 (which incorporates such description of the Ordinary Shares from the Registrant’s Registration Statement on Form F-1 (File No. 333-126007) filed with the Commission on September 29, 2006, which description is also hereby incorporated by reference) and any further amendment or report filed hereafter for the purpose of updating such description.

c.

All reports and other documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, subsequent to the date of this Registration Statement and prior to the filing of a post- effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such reports and documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein) modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.      Description of Securities.

Not Applicable.

Item 5.      Interests of Named Experts and Counsel.

Not applicable.

Item 6.      Indemnification of Directors and Officers.

Cayman Islands law and Article 141 of the Registrant’s amended and restated articles of association provide that the Registrant may indemnify its directors and officers acting in relation to any of its affairs against any liability incurred by them by reason of any act done or omitted in the execution of their duty in their capacities as such, except if they acted in a willfully negligent manner or defaulted in any action against them.

The Registrant has entered into indemnification agreements with each of its directors and officers under which the Registrant indemnifies them to the fullest extent permitted by Cayman Islands law, its articles of association and other applicable law, from and against all expenses and liabilities arising from any proceeding to which the indemnitee is or was a party, except expenses and liabilities, if any, incurred or sustained by or through the indemnitee’s own intentional misconduct. Upon the written request by a director or officer, the Registrant will, within 10 business days after receipt of the request, advance funds for the payment of expenses.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, we have been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7.      Exemption from Registration Claimed.

Not Applicable.

Item 8.      Exhibits.

Exhibit	Description

4.1	eFuture Information Technology Inc. 2011 Share Incentive Plan [incorporated by reference to Exhibit 99.1 to the Company's Current Report on Form 6-K filed on November 30, 2011]
5.1	Opinion of Campbells*
23.1	Consent of Grant Thornton*
23.3	Consent of Campbells (included in Exhibit 5.1)*
24.1	Power of Attorney (included on the Signature Page to this Registration Statement)*

____________________
*filed herewith

Item 9.      Undertakings.

(A)      The undersigned Registrant hereby undertakes:

(1)      To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)      To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)      To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii)      To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that the undertakings set forth in paragraphs (A)(1)(i) and (A)(1)(ii) above do not apply if the Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)      That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)      To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(B)      The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(C)      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Beijing, China, on July 18, 2012.

EFUTURE INFORMATION TECHNOLOGY INC.

By: /s/ Adam Yan
       Adam Yan
       Chairman and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints, severally and not jointly, Adam Yan and Sean Zheng, with full power to act alone, as his or her true and lawful attorney-in-fact, with the power of substitution, for and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date
/s/ Adam Yan
Adam Yan	Chairman and Chief Executive Officer	July 18, 2012

/s/Sean Zheng	Chief Financial Officer	July 18, 2012
Sean Zheng

/s/ Ming Zhu
Ming Zhu	Director	July 18, 2012

/s/ Dong Cheng
Dong Cheng, Ph.D.	Director	July 18, 2012

/s/ John Dai
John Dai	Director	July 18, 2012

/s/ Dennis O. Laing_
Dennis O. Laing	Director	July 18, 2012

/s/ Weiquan Ren
Weiquan Ren	Director	July 18, 2012

/s/ Yu Ping
Yu Ping	Director	July 18, 2012

/s/ Brian Lin
Brian Lin	Director	July 18, 2012

/s/ Deliang Tong
Deliang Tong	Director	July 18, 2012

EXHIBIT INDEX

Exhibit	Description

4.1	eFuture Information Technology Inc. 2011 Share Incentive Plan [incorporated by reference to Exhibit 99.1 to the Company's Current Report on Form 6-K filed on November 30, 2011]
5.1	Opinion of Campbells*
23.1	Consent of Grant Thornton*
23.3	Consent of Campbells (included in Exhibit 5.1)*
24.1	Power of Attorney (included on the Signature Page to this Registration Statement)*

____________________
*filed herewith